UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): November 13, 2006
TEKOIL& GAS CORPORATION
(Exact name of registrant as specified in its charter)

Delaware	0-52100	34-2035350
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

25050 I-45 North, Suite 528, The Woodlands, Texas 77380
(Address of principal executive offices, including Zip Code)

(281) 304-6950
(Registrant's Telephone Number, including Area Code)

_______________________________________________________________
(Former name, former address and former fiscal year, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

On November 13, 2006, Tekoil & Gas Corporation (the “Company”) executed a Purchase and Sale Agreement (the “Agreement”) with Masters Resources, LLC, and Masters Oil and Gas, LLC (together the “Sellers”), to acquire four properties, consisting of interests in Trinity Bay, Redfish Reef, Fishers Reef, and North Point Bolivar Fields, located in Galveston and Chambers Counties in the Galveston Bay, Texas. Total consideration payable by Tekoil will exceed $50 million and may be as much as $80 million under the terms of the Agreement.

The Agreement provides that the Company must pay a non-refundable sum of $1 million to the Sellers within five business days of executing the Agreement. The agreement further provides for a closing to occur in December, 2006, which is subject to a number of conditions, including completion of due diligence and arrangement of financing by the Company.

On November 16, 2006, the Company issued a press release announcing the foregoing. A copy of the press release is attached as Exhibit 99.1 hereto and is incorporated by reference herein.

Item 3.02 Unregistered Sales of Equity Securities.

Since November 13, 2006, the Company has made the following sales of unregistered shares of its Series A Convertible Preferred Stock, par value $0.00000001 per share (“Series A Preferred Stock”), at the offering price of $1.00 per share, and the Company continues to offer and sell unregistered shares of its Series A Preferred Stock from time to time at such price:

Name of Purchaser	No. of Shares	Proceeds of Sale (in Dollars)	Date of Sale

Bradley, Robert	10,000	10,000	November 13, 2006
Bradley, Robert T. or Sharon L., JTWROS	10,000	10,000	November 13, 2006
Blumenfeld, Marvin A.	10,000	10,000	November 13, 2006
Casres, Richard J.	5,000	5,000	November 15, 2006
Equity Trust Co. FBO Gregg Roberti IRA	10,000	10,000	November 15, 2006
Fennessy, Jane	10,000	10,000	November 16, 2006
Izzo, Michele	5,000	5,000	November 16, 2006
Izzo, Salvatore J., III	5,000	5,000	November 16, 2006
James Parent IRA	25,000	25,000	November 13, 2006
Kalidas, Amar	20,000	20,000	November 15, 2006
Kalidas, Poonam	20,000	20,000	November 15, 2006
Thomas K. Connellan Trust	5,000	5,000	November 16, 2006
Tyer, Stephen J.	20,000	20,000	November 15, 2006
Ziselman, Carol L.	5,000	5,000	November 16, 2006

The total number of shares of Series A Preferred Stock now outstanding is 2,397,000 shares.

No underwriters took part in these sales of unregistered shares of Series A Preferred Stock, and no underwriting discounts or commissions were paid. The Company’s sales of these unregistered securities were made in reliance on Section 4(2) of the Securities Act and the safe harbor provided by Rule 506 of Regulation D promulgated under the Securities Act, in that the sales did not involve any public offering. All purchasers of these unregistered shares of Series A Convertible Preferred Stock were “accredited investors” as defined in Rule 501 of Regulation D, based upon representations made by such purchasers to the Company; and, consequently, the Company did not provide such purchasers information of the type described in Rule 502(b)(2) of Regulation D. Neither the Company nor any person acting on its behalf offered or sold these unregistered shares of Series A Preferred Stock by any form of general solicitation or general advertising. Each purchaser of these unregistered shares of Series A Preferred Stock represented to the Company (i) that such purchaser was acquiring such shares for the purchaser’s own account and not with a view to the sale or distribution thereof, (ii) that such purchaser understood that such shares had not been registered under the Securities Act and, therefore, could be resold unless they were subsequently registered under the Securities Act or unless an exemption from registration was available; and (iii) that a legend would be placed on the certificate evidencing such shares stating that the shares had not been registered under the Securities Act and setting forth the restrictions on transferability and sale of the shares. All stock certificates representing such shares were issued with a restrictive legend, and the Company filed notices on Form D with the Securities and Exchange Commission and the relevant state securities regulators. Further sales of Series A Preferred Stock will be made in accordance with the foregoing.

Each holder of shares of Series A Preferred Stock has the right, at its option and without further payment, to convert any or all of its shares of Series A Preferred Stock into fully paid and non-assessable shares of Common Stock at the rate of three (3) shares of Common Stock for each share of Series A Preferred Stock. Each share of Series A Preferred Stock will automatically convert into three (3) shares of Common Stock (i) immediately prior to a liquidation of the Company; (ii) immediately prior to an initial public offering by the Company,; or (iii) at any time after July 29, 2006, at the sole discretion of the Company’s Board of Directors. The number and type of securities to be received upon conversion of the Series A Preferred Stock are subject to certain anti-dilution adjustments. The terms of the Series A Preferred Stock are fully set forth in a Certificate of the Powers, Designations, Preferences and Rights of the Series A Convertible Preferred Stock, filed with the Secretary of State of Delaware on August 2, 2005, as amended by an Amendment to Certificate of the Powers, Designations, Preferences and Rights of the Series A Convertible Preferred Stock, filed with the Secretary of State of Delaware on February 22, 2006, and as further amended by a Second Amendment to Certificate of the Powers, Designations, Preferences and Rights of the Series A Convertible Preferred Stock, filed with the Secretary of State of Delaware on June 12, 2006.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits.

Exhibit 99.1 — Press Release of Tekoil & Gas Corporation, dated November 16, 2006.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

TEKOIL & GAS CORPORATION

Date: November 17, 2006	By:	/s/ Gerald Goodman
Gerald Goodman Chief Financial Officer